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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.___)*

                      International Network Services, Inc.
                      ------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)

                                    460053101
                                    ---------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 21 pages




CUSIP NO. 460053101                   13G                PAGE  2  OF  21  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Capital Limited Partnership

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              182,849
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               1,526,013

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                182,849

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              1,526,013

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,708,862

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.4%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 21 pages




CUSIP NO. 460053101                   13G                PAGE  3  OF  21  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Capital Offshore Limited Partnership, C.V.

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Netherlands Antilles Limited Partnership

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              1,526,013
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               182,849

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                1,526,013

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              182,849

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,708,862

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.4%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 3 of 21 pages




CUSIP NO. 460053101                   13G                PAGE  4  OF  21  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Capital Management L.P.

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              0
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               1,708,862

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                0

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              1,708,862

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,708,862

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.4%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 4 of 21 pages




CUSIP NO. 460053101                   13G                PAGE  5  OF  21  PAGES




------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Capital Offshore Management, N.V.

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Netherlands Antilles Corporation

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              less than five percent (5%)
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               less than five percent (5%)

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                less than five percent (5%)

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              less than five percent (5%)

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       less than five percent (5%)

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       less than five percent (5%)

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 5 of 21 pages




CUSIP NO. 460053101                   13G                PAGE  6  OF  21  PAGES




------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Capital Partners L.P.

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              0
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               1,708,862

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                0

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              1,708,862

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,708,862

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.4%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 6 of 21 pages




CUSIP NO. 460053101                   13G                PAGE  7  OF  21  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Harry T. Rein

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              0
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               1,708,862

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                0

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              1,708,862

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,708,862
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.4%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 7 of 21 pages




CUSIP NO. 460053101                   13G                PAGE  8  OF  21  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       James J. Fitzpatrick

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              0
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               1,708,862

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                0

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              1,708,862

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,708,862

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.4%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 8 of 21 pages




CUSIP NO. 460053101                   13G                PAGE  9  OF  21  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Stephen L. Green

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              0
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               1,708,862

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                0

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              1,708,862

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,708,862

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.4%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 9 of 21 pages




CUSIP NO. 460053101                   13G                PAGE  10  OF  21  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Deepak Kamra

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              0
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               1,708,862
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                0

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              1,708,862

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,708,862

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.4%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 10 of 21 pages




CUSIP NO. 460053101                   13G                PAGE  11  OF  21  PAGES




------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Gregory Kopchinsky

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              2,000
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               1,708,862

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                2,000

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              1,708,862

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,710,862

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.4%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 11 of 21 pages




CUSIP NO. 460053101                   13G                PAGE  12  OF  21  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Robert Migliorino

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              0
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               1,708,862

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                0

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              1,708,862

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,708,862

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.4%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 12 of 21 pages




CUSIP NO. 460053101                   13G                PAGE  13  OF  21  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Eric A. Young

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              0
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               1,708,862

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                0

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              1,708,862

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,708,862

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.4%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 13 of 21 pages






ITEM 1(A). NAME OF ISSUER:

                  International Network Services, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1213 Innsbrook Drive, Sunnyvale, CA  94089

ITEM 2(A). NAME OF PERSON FILING:

                  This statement is filed by Canaan Capital Limited Partnership, a Delaware limited partnership, ("Canaan Capital"), Canaan Capital Offshore Limited Partnership C.V., a Netherlands Antilles limited partnership, ("Canaan Capital Offshore"), Canaan Capital Management L.P. , a Delaware limited partnership, ("Canaan Capital Management"), Canaan Capital Offshore Management, N.V. a Netherlands Antilles Corporation, Canaan Capital Partners L.P., a Delaware limited partnership, ("Canaan Partners") and Harry T. Rein, James J. Fitzpatrick, Deepak Kamra, Stephen L. Green, Gregory Kopchinsky, Robert J. Migliorino, and Eric A. Young (collectively, the "Partners"). Canaan Capital Management (which serves as the sole general partner of Canaan Capital and one of the two general partners of Canaan Capital Offshore), Canaan Capital Offshors Management, N.V. (which serves as the other general partner of Canaan Capital Offshore), Canaan Partners (which serves as the general partner of Canaan Capital Management), and the Partners (who serve as general partners of Canaan Partners), are collectively referred to as the "Reporting Persons" in this Schedule 13G.

ITEM 2 (B).       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Except in the case of Canaan Capital Offshore, Deepak Kamra and Eric A. Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal address of Canaan Capital Offshore and Canaan Capital Management Offshore, N.V. is c/o ABN Trust company, Pietermaai 15, Curacao, the Netherlands Antilles. The principal business address of Deepak Kamra and Eric A. Young is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025.

ITEM 2 (C).       CITIZENSHIP:

                  Each of Canaan Capital, Canaan Capital Management and Canaan Partners is a limited partnership organized under the laws of Delaware. Canaan Capital Offshore is a limited partnership and Canaan Capital Offshore Management, N.V. is a corporation, each organized under the laws of the Netherlands Antilles. Each of the Partners are citizens of the United States.

ITEM 2 (D).       TITLE OF CLASS OF SECURITIES:

                  This Schedule 13G report relates to the Common Stock, par value $.01 ("Common Stock") of International Network Services, Inc. ("the Company").

ITEM 2 (E).       CUSIP NUMBER:

                  460053101.





                               Page 14 of 21 pages



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:


                  (a)  [   ]        Broker or Dealer registered under Section 15
                                    of the Securities  Exchange Act of 1934 (the
                                    "Act").

                  (b)  [   ]        Bank as  defined in Section 3 (a) (6) of the
                                    Act.

                  (c)  [   ]        Insurance Company as defined in Section 3(a)
                                    (19) of the Act.

                  (d)  [   ]        Investment  Company registered under Section
                                    8 of the Investment Company Act of 1940.

                  (e)  [   ]        Investment  Adviser registered under Section
                                    203 of the Investment Advisers Act of 1940.

                  (f)  [   ]        Employee Benefit Plan, Pension Fund which is
                                    subject to the  provisions  of the  Employee
                                    Retirement  Income  Security  Act of 1974 or
                                    Endowment  Fund; see Rule 13d-1 (b) (1) (ii)
                                    (F) of the Act.

                  (g)  [   ]        Parent Holding Company,  in  accordance with
                                    Rule 13d-1 (b) (ii) (G) of the Act.

                  (h)  [   ]        Group, in accordance with Rule 13d-1 (b) (1)
                                    (ii) (H) of the Act.

                  Not applicable.

ITEM 4.           OWNERSHIP:

                  (a)      Amount Beneficially Owned:

                           By virtue of their common control, Canaan Capital and Canaan Capital Offshore each may be deemed to be the beneficial owners of 1,708,862 shares of Common Stock. Canaan Capital Management, by virtue of its status as general partner of Canaan Capital and Canaan Capital Offshore, may be deemed to be the beneficial owner of 1,708,862 shares. By virtue of its status as general partner of Canaan Capital Management, Canaan Partners may be deemed to be the beneficial owner of 1,708,862 shares. By virtue of their status as general partners of Canaan Partners, the Partners (except for Gregory Kopchinsky) may each be deemed to be the beneficial owner of 1,708,862 shares. In addition, Gregory Kopchinsky may be deemed to be the beneficial owner of 1,710,862 shares of Common Stock as an individual.

                           Canaan Capital is the record owner of 182,849 shares of Common Stock and Canaan Capital Offshore is the record owner of 1,526,013 shares of Common Stock. All other Reporting Persons hold their respective beneficially owned shares due to their relationships to the above Partnerships as outlined in Item 2. In addition, Mr. Kopchinsky is the record owner of 2,000 shares of Common Stock as an individual.



                               Page 15 of 21 pages



                  (b)      Percent of Class:

                           Canaan Capital: 5.4%; Canaan Capital Offshore: 5.4%; Canaan Capital Management: 5.4%; Canaan Partners:
                           5.4%; each of the Partners: 5.4%.

                           The foregoing percentages are calculated based on the 31,418,811 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of International Network Services, Inc. for the quarter ended 9/30/96.


                  (c)      Number of shares as to which such person has:

                           (i)      Sole  power  to vote  or  direct  the  vote:
                                    Canaan  Capital:   182,849  shares;   Canaan
                                    Capital   Offshore:  1,526,013 shares;   and
                                    Gregory Kopchinsky: 2,000 shares.

                           (ii)     Shared  power to vote or to direct the vote:
                                    Canaan  Capital:  1,526,013  shares;  Canaan
                                    Capital  Offshore:  182,849  shares;  Canaan
                                    Capital Management: 1,708,862 shares; Canaan
                                    Partners:  1,708,862  shares;  each  of  the
                                    Partners: 1,708,862 shares.

                           (iii)    Sole  power  to  dispose  or to  direct  the
                                    disposition  of:  Canaan  Capital:   182,849
                                    shares;  Canaan Capital Offshore:  1,526,013
                                    shares;   and  Gregory   Kopchinsky:   2,000
                                    shares.

                           (iv) Shared power to dispose or to direct the disposition of: Canaan Capital: 1,526,103 shares; Canaan Capital Offshore: 182,849 shares; Canaan Capital Management: 1,708,862 shares; Canaan Partners: 1,708,862 shares; and each of the Partners: 1,708,862 shares.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Canaan Capital Offshore Management, N.V., as of the date hereof, is no longer deemed to be the beneficial owner of more than five percent of the class of securities.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON.

                  Not applicable.



                               Page 16 of 21 pages



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Each of the Reporting Persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b) (ii) (H).

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b).



                               Page 17 of 21 pages





                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

February 10, 1997.

Canaan Capital Limited Partnership
By:     Canaan Capital Management L. P.
        Its General Partner
By:     Canaan Capital Partners L.P.
        Its General Partner

By:      /s/  Harry T. Rein
        ---------------------------
        General Partner


Canaan Capital Offshore Limited Partnership C. V.
By:     Canaan Capital Management L. P.
        Its General Partner
By:     Canaan Capital Partners L.P.
        Its General Partner

By:      /s/  Harry T. Rein
        ---------------------------
        General Partner


Canaan Capital Management L. P.
By:     Canaan Capital Partners L.P.
        Its General Partner

By:      /s/  Harry T. Rein
        ---------------------------
        General Partner


Canaan Capital Offshore Management, N.V.

By:      /s/  Harry T. Rein
        ---------------------------
        President


Canaan Capital Partners L.P.

By:      /s/  Harry T. Rein
        ---------------------------
        General Partner



                               Page 18 of 21 pages






 /s/  Harry T. Rein
----------------------------
Harry T. Rein


 /s/  James J. Fitzpatrick
----------------------------
James J. Fitzpatrick


 /s/  Stephen L. Green
----------------------------
Stephen L. Green


 /s/  Deepak Kamra
----------------------------
Deepak Kamra


 /s/  Gregory Kopchinsky
----------------------------
Gregory Kopchinsky


 /s/  Robert J. Migliorino
----------------------------
Robert J. Migliorino


 /s/  Eric A. Young
----------------------------
Eric A. Young





                               Page 19 of 21 pages



                                                                       Exhibit 1

                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(f) (1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of stock of International Network Services, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

February 10, 1997

Canaan Capital Limited Partnership
By:     Canaan Capital Management L. P.
        Its General Partner
By:     Canaan Capital Partners L.P.
        Its General Partner

By:      /s/  Harry T. Rein
        ---------------------------
        General Partner


Canaan Capital Offshore Limited Partnership C. V.
By:     Canaan Capital Management L. P.
        Its General Partner
By:     Canaan Capital Partners L.P.
        Its General Partner

By:      /s/  Harry T. Rein
        ---------------------------
        General Partner


Canaan Capital Management L. P.
By:     Canaan Capital Partners L.P.
        Its General Partner

By:      /s/  Harry T. Rein
        ---------------------------
        General Partner


Canaan Capital Offshore Management, N.V.

By:      /s/  Harry T. Rein
        ---------------------------
        President


Canaan Capital Partners L.P.

By:      /s/  Harry T. Rein
        ---------------------------
        General Partner



                               Page 20 of 21 pages








 /s/  Harry T. Rein
----------------------------
Harry T. Rein


 /s/  James J. Fitzpatrick
----------------------------
James J. Fitzpatrick


 /s/  Stephen L. Green
----------------------------
Stephen L. Green


 /s/  Deepak Kamra
----------------------------
Deepak Kamra


 /s/  Gregory Kopchinsky
----------------------------
Gregory Kopchinsky


 /s/  Robert J. Migliorino
----------------------------
Robert J. Migliorino


 /s/  Eric A. Young
----------------------------
Eric A. Young




                               Page 21 of 21 pages